                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 1, 1999

                          BATTLE MOUNTAIN GOLD COMPANY
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

             Nevada                       1-9666                 76-0151431
  (STATE OR OTHER JURISDICTION    (COMMISSION FILE NUMBER)     (IRS EMPLOYER
        OF INCORPORATION)                                    IDENTIFICATION NO.)

   333 Clay Street, 42nd Floor
         Houston, Texas                                            77002
(ADDRESS, OF PRINCIPAL EXECUTIVE                                 (ZIP CODE)
           OFFICES)

                             ---------------------

       Registrant's telephone number, including area code: (713) 650-6400

                                Not applicable
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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ITEM 5.  OTHER EVENTS.

       5.1 Attached hereto as Exhibit 10 and incorporated by reference herein is a credit agreement, including pertinent supporting exhibits thereof, dated October 1, 1999, between Canadian Imperial Bank of Commerce and Battle Mountain Canada Ltd.

       5.2 On October 6, 1999, Lihir Gold Limited ("Lihir") and Niugini Mining Limited ("NML"), a 50.5%-owned Company subsidiary, announced a proposed "Scheme of Arrangement" under which Lihir would acquire NML. Under the agreement, NML shareholders would receive one share of Lihir for each share of Lihir currently held by NML. In addition, NML shareholders would receive a number of shares of Lihir in exchange for NML's net cash balance at the effective date of the Scheme, valued at one share of Lihir for each A$1.45 equivalent of cash. Based on market prices and exchange rates as of the date of this report and approximately US$52 million of net cash expected to be held by NML at the effective date, it is estimated the Company would receive approximately 109 million shares of Lihir valued at approximately US$102 million. It is estimated that the Scheme would take approximately three months to become effective and is subject to shareholder and regulatory approvals. The Company supports the acquisition of NML by Lihir.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

       c)     Exhibits.

       10 Credit Agreement, dated October 1, 1999, between Canadian Imperial Bank of Commerce and Battle Mountain Canada Ltd.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 1999        BATTLE MOUNTAIN GOLD COMPANY
                              (Registrant)



                              By:     /s/ Phillips S. Baker, Jr.
                                      ------------------------------------------
                              Name:   Phillips S. Baker, Jr.
                              Title:  Vice President and Chief Financial Officer